EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson President 360.459.1100

Venture Financial Group Announces 3rd Quarter Earnings Increase
And Record Asset, Loan, & Deposit Levels

THIRD QUARTER HIGHLIGHTS

  Quarterly Income 30% greater than same quarter last year
  Assets, Loans, & Deposits at record levels due to significant growth
  Earnings Per Share growth 17.2% year-to-date 2006 over year-to-date 2005
  Quarterly Return on Average Equity 15.5%

Olympia, Wash., October 24, 2006 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the third quarter ended September 30, 2006, net income of $3.0 million, an increase of 30% or $700,000 as compared to $2.3 million for the third quarter of 2005. On a year-to-date basis for the nine months ending September 30, 2006 net income was $8.0 million which was an increase of 25% over the net income for the nine months ended September 30, 2005. Diluted earnings per share grew 17.2% in the nine months year-to-date 2006 as compared to the same period in 2005. The quarterly return on average equity improved to 15.5% increasing the year-to-date return on average equity to 13.7% from 12.8% at June 30, 2006. On a year-to-date basis in 2006 return on average equity was 13.7% as compared to 14.0% for 2005.

At September 30, 2006, total assets were $961.4 million which was an increase of 30.5% or $224.5 million over the September 30, 2005 total assets. Year-to-date total assets have increased by 27.7% or $208.6 million more than the $752.8 million in total assets at December 31, 2005.

“This year is shaping up quite nicely in many respects,” said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. “Our successful execution of the business plan is providing growth and profitability for our shareholders.”

Total loans at September 30, 2006 were $709.8 million which was an increase of 25.5% or $144.4 million from $565.4 million at September 30, 2005. Total loans at September 30, 2006 increased 17.8% or $107.5 million from $602.3 million at December 31, 2005.

Total deposits were $751.0 million at September 30, 2006 which was an increase of $221.9 million or 41.9% from $529.1 million at September 30, 2005. Total deposits at September 30, 2006 increased 46.1% or $237 million as compared to $514.0 million in total deposits at December 31, 2005.

The quality of the Company’s assets remains strong. Nonperforming assets as a percentage of total assets were successfully decreased to 0.12% at September 30, 2006 from 0.36% at December 31, 2005 and from 0.76% at September 30, 2005

“To better serve our growing number of customer relationships, we are building and investing in new financial centers that are expected to open early next year. The team is beating the targets set for 2006” said Jim Arneson, President and CEO of Venture Bank. “We are excited about our prospects as we expand our footprint in the Northwest.”

Operating Results

Net Interest Income

Net interest income for the third quarter of 2006 increased 40.0% to $9.8 million, from $7.0 million for the third quarter of 2005. The net interest margin at September 30, 2006 was 4.44% and at September 30, 2005 was 4.77% . The narrowing of the net interest margin is due primarily to a change in the mix of assets and liabilities on the balance sheet. The purposeful change in the asset and liability mix provides more liquidity and adds assets that require less overhead cost. A portion of the liabilities were shifted to brokered deposits from borrowings. The interest rate environment that includes a relatively flat to inverted treasury yield curve creates a challenging environment for stabilizing the margin.

Net interest income for the nine months ending September 30, 2006, increased by 29.9% or $6.0 million to $26.1 million compared to the same period in 2005.

Non Interest Income

Non-interest income for the third quarter of 2006 was $2.2 million which is an increase of $57,000 compared to the third quarter of 2005. The major components of non-interest income include salable mortgage loan fee income, service charge income, and other income. Residential mortgage volume remained strong providing fee income of $501,000 for the third quarter of 2006 as compared to $384,000 for the third quarter of 2005. Service charge income of $990,000 for the third quarter of 2006 compares to $969,000 for the third quarter 2005. Other non-interest income for the third quarter of 2006 was $746,000 compared to $827,000 for the third quarter of 2005. Included in the third quarter of 2005 was a $192,000 one-time income event related to the demutualization of a bank owned life insurance carrier. Excluding the one-time other non-interest income in 2005, the growth in non-interest income was 17.5% in the third quarter of 2006 over the third quarter of 2005.

Non-interest income for the nine months ending September 30, 2006 was $6.5 million, an increase of 4.8% or $300,000 compared to the same period in 2005. Excluding a one-time gain on sale of OREO in the first quarter of 2005 and the one-time demutualization in the third quarter of 2005, the year-to-date increase from one period to the next would have been 14.0% or $792,000.

Non Interest Expense

Total non-interest expense increases were 24.1% or $1.4 million for the three months ended September 30, 2006 compared to the three months ended September 30, 2005. All of the components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased comparing the three months ended September 30, 2006 to the same period ended September 30, 2005.

Non-interest expense for the nine months ended September 30, 2006 was $19.8 million, an increase of 19.3% or $3.2 million compared to $16.6 million for the same period in 2005. The increases are primarily attributed to the costs associated with the purchase of Redmond National Bank, the opening of our Lakewood financial center, and the expensing of stock options.

Nonperforming Loans

Nonperforming loans as a percentage of total loans was reduced to 0.12% as of September 30, 2006 as compared to 0.90% as of September 30, 2005. While the allowance for credit losses to loans declined, the ratio of allowance for credit losses to nonperforming loans improved to 986.74% at September 30, 2006 as compared to 167.05% at September 30, 2005.

About Venture Financial Group

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the Company’s ability to maintain growth and asset quality in the current interest rate environment.

VENTURE FINANCIAL GROUP
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts; unaudited)

	September 30,	December 31,	September 30,
	2006	2005	2005
Assets
Cash and due from banks	$15,341	$16,791	$15,799
Interest bearing deposits in banks	673	1,308	1,342
Federal funds sold	1,900	6,230	28,350
Securities available for sale, at fair value	161,304	61,593	65,437
FHLB Stock	4,490	4,490	4,490

Loans held for sale	5,236	5,699	4,343
Loans	704,574	596,636	561,056
Allowance for credit losses	(8,555)	(8,434)	(8,476)
Net loans	696,019	588,202	552,580

Premises and equipment	25,348	19,034	18,602
Foreclosed real estate	314	474	474
Accrued interest receivable	4,207	3,117	2,750
Cash value of life insurance	17,318	16,655	16,148
Intangible assets	25,938	26,508	23,375
Other assets	3,307	2,692	3,199
Total assets	$961,395	$752,793	$736,889

Liabilities
Deposits:
Demand	$104,885	$99,161	$98,850
Savings and interest bearing demand	285,455	189,419	208,860
Time deposits	360,653	225,448	221,373
Total deposits	750,993	514,028	529,083

Federal funds purchased	--	--	--
Repurchase agreements	38,846	33,309	31,873
Short term borrowing	27,732	68,489	16,984
Long term debt	52,682	52,682	66,682
Accrued interest payable	1,465	1,288	1,025
Other liabilities	7,689	6,843	19,118
Total liabilities	879,407	676,639	664,765

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized,	35,534	36,905	34,329
shares issued and outstanding: September 2006 – 7,179,337
December 2005 – 7,218,152, September 2005 – 7,157,313
Retained earnings	47,388	40,879	38,060
Accumulated other comprehensive income	53	(651)	(265)
Advances to employee retirement plan	(493)	(493)	--
Unearned employee stock awards	--	(104)	--
Additional minimum pension liability	(494)	(382)	--
Total stockholders’ equity	81,988	76,154	72,124
Total liabilities and stockholders’ equity	$961,395	$752,793	$736,889
Other Data
Nonperforming assets to total assets	0.12%	0.36%	0.76%
Nonperforming loans to total loans	0.12%	0.37%	0.90%
Allowance for credit losses to loans	1.21%	1.41%	1.51%
Allowance for credit losses to nonperforming loans	986.74%	378.72%	167.05%
Equity to Assets	8.53%	10.12%	9.59%
Net interest margin	4.44%	4.93%	4.77%

VENTURE FINANCIAL GROUP
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Interest Income
Loans	$15,700	$9,421	$41,506	$26,116
Federal funds sold and deposits in banks	73	286	224	344
Investments	2,117	712	4,609	2,236
Total interest income	17,890	10,419	46,339	28,696

Interest Expense
Deposits	6,293	2,151	14,429	4,772
Fed funds purchased	12	--	174	24
Repurchase agreements	446	316	1,230	792
Other	1,350	972	4,432	2,997
Total interest expense	8,101	3,439	20,265	8,585

Net interest income	9,789	6,980	26,074	20,111

Provision for credit losses	400	161	700	714
Net interest income after provision
for credit losses	9,389	6,819	25,374	19,397

Non-interest income
Service charges on deposit accounts	990	969	2,969	2,563
Origination fees on mortgage loans sold	501	384	1,383	1,230
Other operating income	746	827	2,135	2,440
Total non-interest income	2,237	2,180	6,487	6,233

Non-interest expense
Salaries and employee benefits	4,311	3,243	11,151	9,139
Occupancy and equipment	989	944	3,081	2,689
Other expense	1,895	1,644	5,615	4,724
Total non-interest expense	7,195	5,831	19,847	16,552

Operating income before income taxes	4,431	3,168	12,014	9,078

Provision for income taxes	1,403	868	4,043	2,709

Net income	$3,028	$2,300	$7,971	$6,369

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	2,897	(250)	704	(508)
Change in minimum pension liability	124	0	(113)	0

Comprehensive Income	$6,049	$2,050	$8,562	$5,861

Earnings per Share Data
Basic earnings per share	$0.42	$0.34	$1.11	$0.96
Diluted earnings per share	$0.42	$0.33	$1.09	$0.93
Dividends declared per share	$0.075	$0.070	$0.215	$0.210

Weighted average number of common shares	7,143,946	6,741,838	7,183,253	6,630,121
Weighted average number of common shares,
Including dilutive stock options	7,250,846	6,959,409	7,306,900	6,847,692

Performance Ratios
Return on average assets (annualized)	1.29%	1.50%	1.24%	1.43%
Return on average equity (annualized)	15.52%	14.83%	13.72%	14.03%